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This Schedule 14A filing consists of the following communication relating to the proposed acquisition (the “Acquisition”) of NeoPhotonics Corporation (“NeoPhotonics”) by Lumentum (“Lumentum”), a Delaware corporation and Neptune Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lumentum (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated November 3, 2021, by and among NeoPhotonics, Lumentum and Merger Sub:

Excerpts of Transcript of “Gearing up for the New Normal” with Alan Lowe, Chris Coldren and Wajid Ali of Lumentum at the Virtual Best Ideas Conference by MKM Partners relating to the Acquisition

The item listed above was first used or made available on November 17, 2021. The item listed above omits certain sections of the discussion that are unrelated to the Acquisition. Three asterisks (***) indicate where discussion unrelated to the Acquisition has been omitted.

Company Name: Lumentum (LITE)

Event: Gearing up for the New Normal: A Best Ideas Conference by MKM Partners

Date: November 17, 2021

<<Fahad Najam, Analyst, MKM Partners>>

Good morning. My name is Fahad Najam. I’m the senior equity research analyst here at MKM covering comm equipment and optical components. Today, it is my pleasure to have with me Alan Lowe, CEO of Lumentum; Chris Coldren, Chief Strategy Officer of Lumentum; and Wajid Ali, the CFO of Lumentum. This session is for 30 minutes. If you have any questions, please feel free to use the chat session at Q&A session in your web portal and I’ll be judiciously asking questions. I prepared a ton of questions today. So in any case we will probably cover a lot of things today. So gentlemen welcome and thank you for joining us today.

Let me kick off with kind of my view of the optical component role, and then hopefully you can elaborate on it Alan, Chris and Wajid. I think the world is pivoting towards more photonics, more electrons and I think that’s really positive for Lumentum. And I think after the NeoPhotonics acquisition, I see only two essential big publicly traded optical component companies left EU in 2006. And so, the industry is consolidated significantly and I think the secular shift of an emphasis towards photonics should really enhance your value proposition to society overall.

But with that, let me ask you about the NeoPhotonics deal. In my view, it marks the end of the major phase of consolidation in optical component and it reflects that the optical component industries fairly mature throughout, but still the opportunities and the exciting opportunities are still ahead of us. So it’s a very interesting dynamic. When you talk about NeoPhotonics, can you walk us through why now, what prompted you to look at NeoPhotonics? I’ll stop there.

<<Alan Lowe, President and Chief Executive Officer>>

Sure. First of all thanks for having us at the conference. It’s a great opportunity to talk to investors. And so I really appreciate the invitation. On your question about NeoPhotonics and why now if you go back in time, I’ve known Tim for many, many years and we’ve always kind of thought about potentially getting together and never been able to really get it done on terms that was good for their shareholders and our shareholders until now. And I think that’s a result of a couple of things, one of which is they have got a lot of great products and a lot of great opportunities ahead of them. And the market for transmission at 400 gig and above port rate is forecasted to grow at a compound annual growth rate of 75%.

And that’s ports, not revenue, so revenue would be below that as ASPs come down. So between that and the push from some of our customers to have NeoPhotonics in friendly hands and one with a balance sheet that can invest and continue to invest to provide that critically enabling technology to the customers made it kind of a – both sides saying now is a good time. Additionally, when you look at their customer base, potentially shifting towards more hyperscalers with the ZR, ZR+ and high speed optics, I think they realized that having a balance sheet that looks like ours and the ability to invest would give more credibility and more ability for those hyperscalers to say, I’m going to bet my next data center infrastructure on this company, the combined Lumentum and NeoPhotonics. And that’s one of the reasons we also extended a 50 million loan to them during this period of signing and closing, so they could invest and show to those customers that they have a backing of Lumentum to be able to make those investments and be there for them as those capacities are needed and they ramp up production of new products like the ZR for instance.

So, I think we got to a point where it’s good for our shareholders, good for their shareholders. And I think it really, the complementary nature of the product lines really makes it more relevant for our customers and the feedback from our customers, even before the acquisition announcement, as well as after has been extremely positive.

<<Fahad Najam, Analyst, MKM Partners>>

You know Alan; you answered my second question because what’s the customer feedback then. And I suspected, and I my own check suggest that this probably still was encouraged by your broad customers to begin with.

But let me kind of take a step back and look at the industry. And this is interesting for me as an objective analyst, looking at the industry from the outside. The industry is consolidated. I think this marks the end of the last major optical component company out there that’s publicly traded. So, there are a couple of interesting private companies in optical component space, but they are niche and small. But majority by and large, I think, the optical component industry is consolidated.

And I think that’s really good for the industry going forward, because that means more stability, more rational pricing and for at least for your clients, for your customers, you have a guaranteed R&D sustaining the optical development, which is getting more expensive, right? So, the industry is rather mature, it’s consolidated. But are the opportunities are just emerging, right? I mean, whether its 3D sensing, as you mentioned, 400 gig, increasingly interesting dynamic that the bulk of the opportunities are still ahead of us yet the industry is structured and matured.

So, I wanted to get your thoughts on the industry overall as well, if you can.

<<Alan Lowe, President and Chief Executive Officer>>

Yes, I’ll give you my comments. I think Chris can chime in as well. I think the markets that we participate in today all have extremely great tailwinds. And so, if you look at what’s happening on 400 and above deployments that had really been delayed through this pandemic and now are starting to happen in a meaningful way. So, our ROADMs, our pump lasers, our business that are the transport layer, really they are building the freeways in the optical communication space is really, really strong. And if we only get the components, we really have a phenomenal growth in the optical communications segment of our business.

And so, when you look at that, it’s always a leading indicator for transmission. So I think we’ve got years and years of great tailwinds and growth in our optical communications growth area.

You’ve look at 3D Sensing, 3D Sensing, we’re very customer concentrated, but I think, we’ve been investing a lot in broadening our customer base and that’s not going to happen overnight because our one customer is extremely large for us. But we are making those investments so that the longer-term automobile, industrial automation, LIDAR for different applications, security, AR/VR, there’s a lot of things that are just on the beginning of incorporating 3D sensing.

I mean, you look at our commercial lasers business, EVs and battery processing need lasers, and we come out with a lot of new lasers that should make that business grow quite rapidly. So, across the five segments we’re in today or business lines we’re in today, a lot of great stories that are going on to your point. But also when you look at new markets, the emergence of new markets that can use photonics to really advance how they do things, and drive down power consumption and look at new ways of really addressing global warming, for instance, a lot has to do with optics. And so we’re looking a lot at new business opportunities and new markets to use our core innovation engine around photonics to really grow our available market.

Chris, you have anything to add?

<<Chris Coldren, Senior Vice President, Strategy and Corporate Development>>

Yeah, I think I was just going to add to Fahad’s question that you can look at it as industry consolidating sort of from a financial driver standpoint, but I look at it a little differently, which is the customer opportunities are getting so large and the laws of physics are not kind, very difficult to technology advancements that are required to continue to push forward. So driving scale and bringing more and more capabilities into our company is really essential to meeting customer needs.

And I think that’s – to your point of why customers embrace a transaction with NeoPhotonics and want to increasingly work like with folks like us, is that recognition that as much as they buy products from us today, the real product we sell to our customers is our roadmap that looks out several years because our customers design and build their, whether it’s a network or a piece of networking equipment or whatever hardware they need building around our product roadmaps.

And they’re really dependent on our innovation engine. And so getting the most scale, the most talent and the most intellectual property and technology together to be able to create these disruptive solutions they need to continue to push whether that’s across any of our markets is really important.

<<Fahad Najam, Analyst, MKM Partners>>

That’s really good. I want to pause here. I’m going to come back and ask you to revisit strategy in more depth in a bit, but let me focus a little bit on the near-term from the transaction, the NeoPhotonics transaction, but you’ve outlined line the $50 million cost synergy target. Can you walk us through, I know you mentioned 60% of it is going to come from COGS, but I’ve got a number of client questions asking us, hey, what are the drivers for the synergies? Why only $50 million, somebody just put it to me the other day. You can practically lay off the entire G&A and sales and marketing overlays of NeoPhotonics and you thought over $40 million of savings right there. So sounds like a very conservative outlook. So let me ask you the question. Can you walk us through the synergies and how you were thinking about that?

<<Wajid Ali, Executive Vice President and Chief Financial Officer>>

Alan, do you want to start?

<<Alan Lowe, President and Chief Executive Officer>>

No, go ahead, Wajid.

<<Wajid Ali, Executive Vice President and Chief Financial Officer>>

Okay. All right. So Fahad I think it’s a very fair question. We also – when we took a look at the opportunity for SG&A synergy opportunities, we were penciling in figures that were a little bit higher than what we had communicated out, as well as on the cost goods sold side, we’ve got factories in Japan and in China that are very close to each other with the NeoPhotonics. So certainly from an opportunity standpoint, we see upside to the synergy targets that we’ve laid out there, but we’re going to go through integration planning. And so as we go through integration planning, we want to make sure that we’ve done a double click on every one of the items before we go out and make a commitment.

That’s bigger than $50 million. So we decided to go ahead and make a $50 million commitment as part of our synergy target. But as you saw with the Oclaro acquisition, we came out with a $60 million target at the beginning, and ended up doing much better than that. And actually at some level transforming the entire company from a business model standpoint, as we executed on those synergies.

And so our desire and thought process – is to do very much the same. NeoPhotonics is a business that we also want to invest in. And so from an R&D standpoint, we wanted to make sure we left ourselves enough room so that if we did decide through the integration planning process, that we wanted to do a little bit more on R&D, it wouldn’t be hindered by a synergy target that we put out there. So that was really the thinking around why we chose to put a $50 million out there for synergy target rather than something larger than that.

<<Fahad Najam, Analyst, MKM Partners>>

That’s very helpful. So we’ve got the cost synergies, but let me ask you about the revenue synergies. And also in particular, someone asked me the other day about potentially revenue synergies that. I don’t think you sell anything to NeoPhotonics, but I may be wrong, but can you walk us through the revenue synergies and how you’re thinking about revenue synergies here?

<<Alan Lowe, President and Chief Executive Officer>>

Yeah. I’ll take a cut and then maybe Chris, you can chime in. We don’t really have product overlap. The products are very complementary. And back to my point, I made earlier about the $50 million loan, I think there’ll be positive revenue synergies when customers feel that the combined company will be able to support their requirements, because these hyperscalers, they don’t do anything small.

And they’re reluctant to bet on a firm that may not have wherewithal to be able to invest and support their demand needs. And so as ZR takes off really in a meaningful way next year, having that balance sheet and capability and that access to that loan to be able to invest, I think will accelerate the adoption of NeoPhotonics products in new customers who don’t know them very well.

And so I think we’re going to get some positive revenue synergies from that. We didn’t put that into the model. We – but I do think there are some positive revenue synergies on that. On the cost synergy, I’ll just add to what Wajid said, it’s across the world; our facilities are pretty darn close to their facilities. And so in Japan, two train stops away, we use Fabrinet, they use Fabrinet, Ottawa offices, their headquarter offices stone’s throw from us. And so just the consolidate and the people, there’s going to be some synergies that we’ll get in the first year on the G&A side of the business.

<<Fahad Najam, Analyst, MKM Partners>>

So Alan, you mentioned ZR opportunity, and I think that’s really interesting, because only ZR could be big. And you mentioned about not putting into your model and I still haven’t yet published my pro forma model and I have – I’ve done some back of the envelope math and I tried – the key driver in my forecast ZR revenue opportunity. And I think, honestly, no one in the south side has a good model or handle on the ZR revenue opportunity for NeoPhotonics.

And I can easily see here that, when a baseline view exists, assuming no meaningful ZR revenue, I think I easily see a path over $7 in earnings per share, like, when a deal closes coming to 23 onwards. Depending on your assumption for ZR revenue, this could be well over $8 in earnings per share or almost $9 in earnings per share. And that tells you the compelling opportunity and why the stock is a compelling buyer in my opinion. But I simply don’t understand the ZR opportunity to help us understand what do you think about the TAM? How big is it? How big is the opportunity?

<<Alan Lowe, President and Chief Executive Officer>>

Well, I’ll let Chris comment on that, but to your point of compelling buy today, and that’s why our board authorized $700 million stock buyback that we’ve been executing over the last couple quarters. So I’ll let Chris talk about the ZR opportunity. And go ahead.

<<Chris Coldren, Senior Vice President, Strategy and Corporate Development>>

Yes, I mean, certainly, from a revenue opportunity are looking several years and it’s – yet the – I think of it as ZR, but there’s something after ZR and there’s something after that. And there’s something after that. And so certainly even within the envelope we’re talking about here, it’s a couple hundred million dollar opportunity when the market is in full deployment mode, right, which is think as you well know, has been a little delayed in the overall market due to a range of factors, but we believe we’ll start ramping much more aggressively in calendar 2022. And I think the key point is that Alan alluded to hyperscalers wanting to have somebody that’s got financial strength.

They also are looking for your, as I said, the roadmap and then the combined company, all of a sudden becomes very, very compelling. When you think about the breadth of coverage to build that ZR module if you will, and to be able to invest in what comes after that in 800 gig et cetera, and the customers view buying product for somebody like us is essentially investing in our innovation engine for the generation after that.

So I think to your point, probably in your model and in any Street models, there’s a relatively small amount of ZR revenue. But as we look ahead in a multi-hundred million dollar opportunity for the combined company there’s lots of opportunities to well exceed that. And it’s on a couple of levels, right? I mean, it can be selling the ZR modules, but it can also be selling the components that go into ZR modules to the other folks, depending on how industry structure evolves over time or the supply chain evolves over time.

And so our focus in this transaction and in general, our overall strategy is always to focus on having that lowest level building block technology and having the scale to continue to innovate and deliver low cost so that, hey, we will have a very compelling ZR offering and also the ability to enable others to have very compelling ZR offerings, either way we win and our shareholders win.

<<Fahad Najam, Analyst, MKM Partners>>

This is a very interesting point, you mentioned the roadmap, because I agree with you 100%. I think we are all looking 400ZR, but if you look at what Amazon is doing inside the data centre, Andy Beckelstein and his team did a good presentation at ECOC where he’s talking about 800 gig and 1.6 terabyte, 800 gig started literally at Google this year. And then by calendar 2023 Amazon is like moving to 800 gig. So the upgrade to 800 gig is probably going to happen a lot faster. And so you obviously need to have a roadmap addressing 400 gig ZR, 800 gig ZR. 800 gig LR, which is like – which is probably going to be a huge kind of expansion opportunity for suppliers like NeoPhotonics for the lasers, narrow with tunable lasers

So exactly I think the opportunity is big. I’ve seen industry analyst projections that are $500 million TAM for 400ZR, but maybe is much larger if you assume 800 gig and go ahead and light in that math. And so it certainly seems that the TAM is far greater than I think even the industry analysts project, but if you include 800 gig ZR and 400 in that mix. So yeah, I think the opportunity is big. And if I’m not mistaken, NeoPhotonics is literally designing to every major ZR supplier out there today. Their tunable lasers are pretty much deployed by Acacia, Cisco, Inphi and Fujitsu and I don’t know about Ciena yet, but again such a huge presence there. So definitely I think is a great acquisition for you guys and the phenomenal assets.

So, we talked about NeoPhotonics and its medics, but let me revisit the strategy, now that we have done with optical component consolidation. What’s next? You don’t have an point in DSP, if you see your largest customer and competitor than as Cisco with the acquisition of Acacia, Marvell acquired Inphi. So, how are you thinking about your strategy going forward? When you weren’t buying, you wanted to acquire – you talked about diversification. So, how should we – how should investors be thinking about your strategy going forward? How are you thinking, it’s double down or optical communications and go up the vertical stat, or are you looking to diversify and get into other end markets? Can you walk us through how you’re thinking about your strategy?

<<Alan Lowe, President and Chief Executive Officer>>

Yeah, I’d say all of the above, I think the opportunity to get together with NeoPhotonics was now, and it does strengthen our relevance and do all the things that we talked about earlier. But it’s not an acquisition that drains our ability to do more different things. We’re going to be focused on the integration planning with a NeoPhotonics over the next two months. And then we’ll think about what’s next. But I’d say that, we’re looking at everything from further vertical integration downward to make this more cost competitive, as well as diversification. So there’s a lot of things still out there that are tangental or have optics at their core and markets in either existing markets or different markets. And I think, we’re, sub-scale in lasers, although that business is growing very, very rapidly.

And I’d say that we’re probably going to have record revenues in the next few quarters in our commercial lasers business. That’s an area of diversification that as that grows organically and potentially inorganically, I think that’s a good opportunity for us as well. So, and then, as I said before, we’re also looking at organic ways to get into different or adjacent markets using our photonic integration engine or photonic innovation engine. And I think that that’s going to take a little bit of time as we do it organically, but that may also lead us to acquisitions to get us into those markets and accelerate the entrance and the growth of our TAM.

<<Fahad Najam, Analyst, MKM Partners>>

I think Alan, one point I would add to your – as a, is that leases are getting prevalent in every aspect of society. It’s roughly NeoPhotonics just went public and they are doing silicon photonics for, health and wellness and market and potentially getting into medical diagnostic market, which spectroscopy is not new to lasers. They’ve always been there. But the opportunities are just far wide in lasers. So it’s a very exciting time to be a laser company in my view.

***

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it. Forward-looking statements in this communication include, but are not limited to, (i) expectations regarding the timing, completion and expected benefits of the proposed transaction, (ii) plans, objectives and intentions with respect to future operations, customers and the market, and (iii) the expected impact of the proposed transaction on the business of the parties. Expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the transaction may not be completed in a timely manner or at all; the ability to secure regulatory approvals on the terms expected in a timely manner or at all; the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; the risk of litigation and/or regulatory actions related to the proposed transaction; potential impacts of the Covid-19 pandemic; changing supply and demand conditions in the industry; and general market, political, economic and business conditions. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the Securities and Exchange Commission, including reports filed on Form 10-K, 10-Q and 8-K and in other filings made by NeoPhotonics and Lumentum with the SEC from time to time and available at www.sec.gov. These forward looking statements are based on current expectations, and with regard to the proposed transaction, are based on Lumentum’s and NeoPhotonics’ current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by NeoPhotonics and Lumentum, all of which are subject to change.

The parties undertake no obligation to update the information contained in this communication or any other forward-looking statement.

Additional Information and Where to Find It

This communication is being made in respect of a proposed business combination involving Lumentum and NeoPhotonics. NeoPhotonics will file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction, including a proxy statement on Schedule 14A. Under the proposed terms, promptly after filing its proxy statement with the SEC, NeoPhotonics will mail or otherwise make available the proxy statement and a proxy card to each stockholder entitled to vote at the annual meeting relating to the proposed transaction. NEOPHOTONICS STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

LUMENTUM AND NEOPHOTONICS URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available and filed) free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Lumentum (when they become available) may be obtained free of charge on Lumentum’s website at www.lumentum.com or by contacting Lumentum’s Investor Relations Department at investor.relations@lumentum.com. Copies of documents filed with the SEC by NeoPhotonics (when they become available) may be obtained free of charge on NeoPhotonics’ website at https://ir.NeoPhotonics.com or by contacting NeoPhotonics’ Investor Relations at ir@NeoPhotonics.com.

Participants in the Solicitation

The directors and executive officers of NeoPhotonics may be deemed to be participants in the solicitation of proxies from the stockholders of NeoPhotonics in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding NeoPhotonics’ directors and executive officers is also included in NeoPhotonics’ proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2021. These documents are available free of charge as described in the preceding paragraph.